Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Forest City Realty Trust, Inc. on Post-Effective Amendment No. 1 to Registration Statement Nos. 333-191535, 333-173211, 333-169287, 333-153444, this Post-Effective Amendment No. 2 to Registration Statement No. 333-122172, this Post-Effective Amendment No. 3 to Registration Statement No. 333-61925 and this Post-Effective Amendment No. 4 to Registration Statement No. 333-38912 to Form S-8 of our report dated April 30, 2013, with respect to the audit of the financial statements of FC 8 Spruce Mezzanine, LLC, for the period from February 1, 2012 to January 31, 2013, which appear in Forest City Enterprises, Inc.’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014.

/s/ Novogradac & Company LLP
Long Beach, California
January 4, 2016